Exhibit 10.1

Separation Agreement

This Separation Agreement (“Agreement”) is made by and between Paul Porrini, an individual (the “Executive”) and YuMe, Inc. (the “Company”) (collectively the “Parties”), effective on the eighth calendar day after the date this Agreement is signed by the Executive (the “Effective Date”). The Executive must sign and return this Agreement within forty-five (45) days of February 2, 2018, the date this Agreement is delivered to Executive, to be eligible for the severance benefits described below.

Recital

The Company sponsors the YuMe, Inc. Executive Severance Plan (the “Plan”) providing the Company’s Chief Executive Officer and each vice president or more senior executive who reports directly to the Company’s Chief Executive Officer (the “Plan Participants”) with eligibility for certain severance benefits in the event of a termination under certain circumstances and contingent on the relevant Plan Participant’s entry and nonrevocation of a release of claims in a form prescribed by the Company. Executive is a Plan Participant based on Executive’s title at the Company.

The Company has entered into that certain Agreement and Plan of Merger and Reorganization dated September 4, 2017 (the “Merger Agreement”) with RhythmOne Plc (“Parent”), Parent’s wholly owned subsidiary Redwood Merger Sub I, Inc. (“Purchaser”) and Redwood Merger Sub II, Inc., pursuant to which Purchaser will acquire shares of the Company through a tender offer and, thereafter, Company will merge with Purchaser (the “First Merger”). Effective as of the closing of the First Merger (the “Closing”), Executive’s employment with the Company will terminate. The Parties agree that the termination of Executive’s employment under such circumstances shall be deemed a “Qualifying CIC Termination” as defined by Article III of the Plan and, as a result, Executive shall be entitled to the benefits applicable to a “Qualifying CIC Termination” as set forth in Article IV of the Plan, to be provided as set forth herein, subject to signing and non-revocation of this Agreement.

Agreement

Based upon the information stated in the above Recital and the statements, promises and agreements contained below, the parties hereby agree as follows:

1.	Provided this Agreement has become effective, the Company will make the following severance payments to the Executive:

a.	On the 60th day following the Closing, the Company will pay the Executive a lump sum payment in the gross amount of Six hundred and seventy-five thousand dollars ($675,000.00) which represents an amount equal to 18 months of base salary. This payment will be subject to all legally required payroll withholdings.

b.

If and to the extent that the Executive elects to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), then the Company will pay directly on the Executive’s behalf) an amount equal to the group health continuation coverage premiums that would be charged for

Executive and Executive’s eligible dependents under COBRA, determined as of the Closing, for coverage over a period equal to twelve (12) months from the Closing or, if earlier, until Executive is eligible to be covered under another health, dental or vision insurance plan by a subsequent employer. The Executive is solely responsible for filing any necessary paperwork for COBRA coverage.

2.	The Parties agree that Executive holds the equity awards, including options to purchase shares of the Company’s Common Stock (each, an “Option” and collectively, the “Options”) and restricted stock units in the Company’s Common Stock (each, an “RSU” and collectively, the “RSUs”) set forth in the table below and that Executive holds no other equity awards in the Company’s Common Stock.

Date of Grant	Type of Award	Number of Shares Granted	Exercise Price Per Share	Number of Outstanding Shares Vested as of February 1, 2018	Number of Outstanding Shares Unvested as of February 1, 2018
7/26/2012	ISO	90,090	$4.68	90,090	—
7/26/2012	NQ	93,243	$4.68	93,243	—
8/06/2013	NQ	50,000	$9.00	50,000	—
5/22/2014	NQ	25,833	$5.28	25,833	—
5/22/2014	ISO	14,167	$5.28	10,833	3,334
5/22/2014	RSU	35,000	—	35,000	—
2/26/2015	RSU	116,146	—	116,146	—
3/02/2016	RSU	99,800	—	49,900	49,900
3/03/2017	RSU	172,768	—	28,794	143,974

a.	The Parties agree that the number of shares set forth under the column entitled “Number of Outstanding Shares Vested as of February 1, 2018” in the table with respect to each applicable Option shall be subject to Section 2.3(a)(ii)-(iii) of the Merger Agreement (including as to withholding of taxes), as applicable based on the Option’s exercise price per share. Executive’s right to payment for any shares (whether Options or RSUs) listed under the column entitled “Number of Outstanding Shares Vested as of February 1, 2018” is not affected by the terms of this Agreement, including (but not limited to) paragraphs 20 and 25.

b.

If the Executive executes and delivers this Agreement prior to the day of the Closing, the (i) number of shares set forth under the column entitled “Number of Outstanding Shares Unvested as of February 1, 2018” in the table above with respect to each applicable Option shall vest immediately prior to the Closing and be subject to Section 2.3(a)(ii)-(iii) of the Merger Agreement (including as to withholding of taxes), as applicable based on the Option’s exercise price per share, and (ii) number of shares set forth under the column entitled “Number of Outstanding Shares Unvested as of February 1, 2018” in the table above with respect to each applicable RSU shall vest immediately prior to the Closing and be subject to Section 2.3(b)(ii) of the Merger Agreement (including as to withholding of taxes from the Stock Consideration); provided, however, that if the Executive revokes this Agreement prior to the Effective Date, then the Executive will not be eligible for any acceleration of unvested Options or RSUs under the Plan or this Agreement and, if the consideration described in this sentence is already paid, the Executive shall return to the Company such consideration pursuant to paragraph 25 below. If the Executive executes and delivers this Agreement on or after the date of the Closing, then the consideration described in the preceding sentence of this paragraph 2(b) will instead be payable to the Executive on the Effective Date.

c.	Except as set forth in this Agreement, the stock option agreements governing the Options and the restricted stock unit agreements governing the RSUs will remain in full force and effect, and the Executive agrees to remain bound by those agreements.

3.	In exchange for the severance benefits set forth in paragraphs 1 and 2 above, the Executive releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Company-Affiliates”), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Executive (the “Release”). Notwithstanding anything to the contrary herein, the Release does not extend to the Executive’s rights under (1) the indemnity obligations under the Indemnity Agreement by and between YuMe. Inc and Executive dated in January 2014, or (2) either the Notice of Performance Award pursuant to 2013 Equity Incentive Plan, by and between YuMe, Inc. and Executive, dated as of February 1 2018 or the Notice of Performance Award pursuant to the 2013 Equity Incentive Plan, by and between YuMe, Inc. and Executive, dated as of November 9, 2016.

4.	There are certain claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency. For example, claims for indemnification under the California Labor Code cannot be waived or released and claims related to Workers’ Compensation benefits may not be waived without the express approval of the agency that oversees administration of those laws. The Release is not intended to cover and does not extend to these claims or other claims that, by law, cannot be released in an agreement between an employer and an employee. The Release does not extend to claims for unemployment or workers’ compensation benefits or waive the Executive’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

5.

To the extent permitted by law, the Release includes, but is not limited to, release of any and all claims arising out of the Executive’s employment with the Company or Company-Affiliates and the termination of that employment. This includes a release of any rights or claims the Executive may have under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimination in employment,

Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), which prohibits discrimination against the disabled, the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§1001, et seq., the Family Medical Leave Act (29 USC §2601, et seq) which provides job security to employees due to certain absences from work, the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., (as amended), the California Fair Employment and Housing Act (“FEHA”), Government Code §§12940, et seq., the California Labor Code, the California Private Attorney General Act, or any other federal, state or local laws or regulations relating to terms and conditions of employment. The Release also includes any claims for unpaid wages, wrongful discharge, breach of contract, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company-Affiliate has dealt with the Executive unfairly or in bad faith. Nothing herein shall release or limit Executive’s right to receive or retain any interest, payment or benefit arising as a result of his employment that was earned or vested on or before the termination of the employment relationship.

6.	To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. The Executive expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

7.	The Release does not waive any rights or claims that the Executive might have arising after the date the Executive signs this Agreement.

8.	Effective as of the Closing, Executive hereby resigns from all officer positions he has with the Company, but not any of the officer or director positions he has with Company’s subsidiaries, affiliates and/or investments. Executive hereby agrees that, as soon as practicable after receiving a request in writing from any officer of Parent, he shall resign from all officer or director positions he has with the Company’s (or its successor’s) subsidiaries, affiliates and/or investments. Executive further agrees that he shall promptly execute such additional documents as are reasonably requested by the Company to evidence and effectuate this paragraph 8.

9.	The Executive promises and states that the Executive has not given or sold any claim discussed in this Agreement to anyone and that the Executive has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release. Without limiting the generality of the foregoing, the Executive agrees that the Executive will not bring or participate in any class action or collective action against the Company which asserts, in whole or in part, any claim(s) which arose prior to the date this Agreement is signed by the Executive, whether or not such claims are covered by the Release.

10.	The Executive promises and states that immediately after the Closing he will return to the Company all property belonging to the Company or authored by or concerning the Company (other than the Executive’s personal copies of his payroll and benefits records), including, but not limited to, keys and passes, credit cards, computer hardware and software, papers, manuals, records, drawings, and documents; provided, however, that Executive may retain any Company property that is required in connection with his services as a consultant for a period of 30 days following the Closing or termination of his consulting services. Notwithstanding anything to the contrary contained herein, Executive shall be permitted to keep his laptop once the Company’s IT department has verified the removal of all Company information.

11.	The Executive promises and agrees that he will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company, and/or Company-Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. The Executive acknowledges and reaffirms in its entirety the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“IP Agreement”) executed upon commencement of her employment, a copy of which is attached to this Agreement and incorporated herein. Notwithstanding anything else contained herein nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Executive pursuant to the IP Agreement that by the terms of the IP Agreement continues after his separation from the Company’s employment. Notwithstanding anything contained in this Agreement or the IP Agreement, the Executive may disclose Confidential Information in confidence directly or indirectly to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Nothing in this Agreement or the IP Agreement is intended to conflict with Federal law protecting confidential disclosures of a trade secret to the Government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).

12.	Executive agrees not to act in any manner that might damage the business of the Company. Executive agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

13.	This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction. This Agreement is not intended to prevent Executive from initiating or participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release. The Executive has waived and released any claim the Executive may have for damages based on any alleged discrimination and may not recover damages in any proceeding conducted by the EEOC or the DFEH.

14.	Executive agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-Affiliates or tortious interference with the contracts and relationships of the Company.

15.	This Agreement is to be governed by California law.

16.	Payments and benefits provided under this Agreement are taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.

17.	If any portion of this Agreement is found to be unenforceable, then both the Executive and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

18.	Except as prohibited by law, any legal dispute between the Executive and the Company (or between the Executive and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the Executive’s employment or termination of employment or this Agreement (a “Dispute”) will be resolved through binding arbitration in Santa Clara County, California under the Federal Arbitration Act and, to the extent not inconsistent with or preempted by the Federal Arbitration Act, the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq. Nothing in this arbitration provision is intended to prevent the Executive from filing charges with state or federal agencies. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

19.	This Agreement is intended by the parties to be their final agreement. The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements including but not limited to the Plan except as expressly incorporated herein. The Executive states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both Parties.

20.	If, prior to the third (3rd) anniversary of the Effective Date, either the Executive breaks any of the promises or agreements made in this Agreement or any of the representations or statements made by the Executive in this Agreement are discovered to be untrue, the Company may stop providing the severance benefits described in Paragraphs 1 and 2 and the Executive will return to the Company all severance payments which have been made up to that date, except for $100; provided, however, any breach of the agreements set forth in paragraphs 10 through 14 herein must be material and the Company will provide Executive with written notice of any breach including a summary of the basis of such claimed breach and Executive will be provided 30 days to cure such breach, if such cure is possible. All of the other terms of this Agreement will remain in full force and effect. Nothing in this paragraph 20 limits the Company’s right to recover actual damages caused by any breach of this Agreement at any time by Executive.

21.	If either party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, the Executive’s employment with the Company, any claim that the Executive has released in the Release or the promises and agreements contained in this Agreement, the party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other party all costs it incurs in connection with the dispute, including reasonable attorneys’ fees.

22.	Paragraphs 20 and 21 shall not apply if the Executive asserts a claim under the Age Discrimination in Employment in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)), even though such claim is barred by the Release given by the Executive in this Agreement. This Paragraph does not limit the completeness or finality of Release. It only limits the Company’s remedies in the event that the Executive asserts certain claims barred by the Release.

23.	In signing this Agreement, the Executive intends to bind himself and his heirs, administrators, executors, personal representatives and assigns.

24.	The Executive is advised to consult with an attorney before signing this Agreement. The Executive understands that the choice of whether or not to sign this Agreement is the Executive’s decision. The Executive acknowledges that the Executive has been given at least forty-five (45) days to consider this Agreement before signing it. The Executive acknowledges receipt of Exhibit A to this Agreement which describes the classes, units, or groups from which individuals were selected for inclusion in this employment termination program and severance offer, the selection or eligibility criteria, any applicable time limits, the job titles and ages of all employees selected for termination, and the job titles and ages of all employees in the same job classification or organizational units who were not selected.

25.	The Executive may revoke this Agreement within seven (7) days of signing it. Revocation can be made by sending a written notice of revocation to the Company. For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after the Executive signs this Agreement. If the Executive revokes this Agreement, it shall not become effective or enforceable and the Executive will not receive the severance package described in this Agreement and the Executive will return to the Company all severance payments which have been made up to that date.

In order to bind the parties to this Agreement, the parties, or their duly authorized representatives have signed their names below.

COMPANY	EXECUTIVE

By /s/ Amy Rothstein	/s/ Paul Porrini

Its SVP, General Counsel	Date Signed By Executive: February 1, 2018

EXHIBIT A

INFORMATION CONCERNING REDUCTION IN FORCE

YUME, INC.

Effective Date: February 2, 2018

Explanation: YuMe, Inc. (the “Company”) is, among other cost reduction efforts, restructuring portions of its workforce to promote and improve efficiency and production in its operations, and to otherwise meet the general operational needs of the Company and its successor entity. The Company considered the following factors when deciding which positions would be affected: (1) the current and future needs of the Company and its successor entity; (2) whether the functions of the positions affected could be assumed by an employee or employees in a different position or positions; and (3) the skills, performance, education and experience of the employees.

Pursuant to federal law, each employee age 40 and over will be allowed to consider his or her separation agreement for 45 days and, after the agreement is executed, may revoke the agreement within seven (7) days. Each employee under the age of 40 will have seven (7) days to consider his or her separation agreement but may not revoke the agreements once the employee has signed it.

In layoff situations where an employer offers a separation agreement (including a release of claims) to a group of employees, employment laws require the employer to disclose certain information to the affected employees age 40 and older who are considering the separation agreement. This document, and the accompanying documents, satisfy this disclosure requirement. The table below identifies every position in executive management, the age of the person holding the position, and whether the individual’s position has been eliminated as of the date of this notice.

	Position	Age	Position Eliminated?
1.	Chief Executive Officer	56	Yes
2.	EVP Finance, Chief Financial Officer	61	Yes
3.	EVP Engineering, Chief Technology Officer	56	Yes
4.	EVP, Chief Revenue Officer	57	No

CONFIDENTIAL – PLEASE DO NOT DISCLOSE